Exhibit 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Megan McDonnell
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority	203-222-9013
720-475-2293

THE SPORTS AUTHORITY REVISES FOURTH QUARTER GUIDANCE

Englewood, CO — January 12, 2005 — The Sports Authority, Inc. (NYSE: TSA), today announced that it expects to report a same store sales decline of approximately 2% and fully diluted earnings per share in the range of $0.90 to $0.95, for the fourth quarter of fiscal 2004.   This compares to the Company’s previous fourth quarter guidance of flat same store sales and fully diluted earnings per share of $1.08.

Doug Morton, Chief Executive Officer commented, “Prior to Christmas, our planned sales improvements in the winter product categories, in most of our cold weather markets, did not materialize as these markets experienced significantly less snowfall amounts than normal.  In addition, sales of hunting and camping merchandise and holiday driven categories, such as table games and scooters, were below plan.  These sales shortfalls were partially offset by strong apparel sales and the continued positive performance of the remodeled Sports Authority store locations.  As colder temperatures returned and snowfall occurred post-Christmas, we experienced improved sales in the winter product categories.”

The Company plans to provide updated guidance for fiscal 2005 when it reports complete results for the fourth quarter and fiscal 2004 in early to mid March.

The Sports Authority, headquartered in Englewood, CO, is one of the nation’s largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of January 1, 2005, The Sports Authority operated 395 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, the Company maintains a joint venture partnership with AEON, Ltd., which operates “The Sports Authority” stores in Japan under a licensing agreement.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in The Sports Authority’s filings with the Securities and Exchange Commission. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the specific market areas of The Sports Authority, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general and in the company’s’ specific market areas, unseasonable weather and those risks generally associated with the integration of two companies. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.